FOR IMMEDIATE RELEASE

OSAGE BANCSHARES, INC.

ANNOUNCES

EARNINGS AND

QUARTERLY DIVIDEND

July 24, 2009

Pawhuska, OK

Mark S. White, President and Chief Executive Officer of Osage Bancshares, Inc. (NASDAQ: OSBK) and its subsidiary Osage Federal Bank, today announced that the Company recorded net income for the three months ended June 30, 2009 of $229,000, ($.09 per diluted share), compared to a net loss of $(608,000), ($(.21) per diluted share) in the same period of 2008. In 2008, the Company recorded a pre-tax charge of $1.4 million ($841,000 after tax, or $.29 per diluted share) during the quarter on the other-than-temporary impairment (OTTI) of its investment in the AMF Ultra-Short Mortgage Fund (the Fund). There was no OTTI recorded in the quarter ended June 30, 2009. Given the significant uncertainty and illiquidity in the markets for such securities comprising the Fund, the Company cannot be certain that future impairment charges will not be required against this investment, which had a market value of $10.2 million at June 30, 2009.

The annualized return on assets for the quarter was 0.58%, with an annualized return on equity of 3.57%, compared to (1.58)% and (7.67)%, respectively, for the quarter ended June 30, 2008. Excluding the OTTI charge, net income for the prior year quarter would have been $234,000, with an annualized return on assets of 0.61% and annualized return on equity of 2.94%.

Net interest income for the quarter ended June 30, 2009 was $1.2 million, a $3,000, or .2%, decrease from the same period in 2008. This decrease mainly reflects a higher level of short-term earning assets coupled with a lower short-term rate environment. Our interest rate spread, which is the difference between the yield earned on interest-earning assets and the rate paid on interest-bearing liabilities, improved to 2.51% from 2.32%. The Company took a $20,000 provision for loan losses during both the current year and prior year quarters, which is reflective of economic conditions, slightly higher loan delinquencies and net charge-offs, offset by a decrease in loan balances. Noninterest income for the quarter ended June 30, 2009 was $361,000, a $159,000, or 78.2%, increase from the quarter ended June 30, 2008, primarily due to gains on loan sales, which increased $137,000 for the quarter. These increases reflect higher loan volumes sold into the secondary market. Noninterest expense for the quarter ended June 30, 2009 was $1.1 million. Excluding the OTTI charge, noninterest expense in the prior year quarter was $921,000. This $212,000, or 23.0%, increase over the prior year quarter is due primarily to a $129,000 increase in FDIC insurance, reflecting the expiration of a credit received by many financial institutions in a prior year, as well as the recognition of a $69,000 special assessment, which will be paid September 30, 2009. Professional and SEC-related expenses increased $73,000. In the quarter ended June 30, 2008, the Company capitalized $71,000 of legal costs for the successful acquisition of Barnsdall State Bank, which was completed on April 1, 2008. These costs had previously been recorded as noninterest expense.

Income taxes were $140,000 for the quarter ended June 30, 2009, an increase of $465,000 from the same period last year. The tax benefit of the OTTI in the prior year quarter was $516,000. Excluding this benefit, income taxes decreased $51,000 between the two periods, reflecting a lower pretax income. Pretax income for the quarter ended June 30, 2009 was $369,000, compared to $425,000 in the same period last year (excluding the OTTI charge).

Net loss for the fiscal year ended June 30, 2009 was $(1.6) million ($(.61) per diluted share), compared to net income of $217,000 ($.07 per diluted share) earned in the fiscal year ended June 30, 2008. The Company recorded a pre- and post-tax charge of $2.6 million ($(1.01) per diluted share) during the current year on the OTTI of its investment in the Fund. The return on assets for the fiscal year ended June 30, 2009 was (1.02)%, with a return on equity of (5.80)%, compared to 0.16% and 0.63%, respectively for the fiscal year ended June

30, 2008. Excluding the OTTI charges in both years, net income for both years would have been $1.1 million, with a return on assets of 0.67% and 0.77%, respectively, and return on equity of 3.83% and 3.07%, respectively for the fiscal years ended June 30, 2009 and 2008.

Net interest income for the fiscal year ended June 30, 2009 was $4.9 million, increasing $411,000, or 9.2% from the prior fiscal year. This increase mainly reflects the benefit of the Barnsdall acquisition on April 1, 2008, higher average loan balances, and an improved interest rate spread. The Company recorded a $70,000 provision for loan losses during the year ended June 30, 2009, compared to a $20,000 provision in the prior year. Noninterest income for the current year was $1.1 million, a $337,000 or 44.3% increase over the prior year. Gains on sales of loans were up $269,000 due to higher loan volumes sold, and service charges on deposit accounts increased $38,000, mostly due to the Barnsdall acquisition, and a May 1, 2009 fee increase. Interchange income increased $17,000 during the same period. Noninterest expense for the year ended June 30, 2009 was $6.9 million, compared to $4.8 million in the prior year. Excluding the OTTI charge in both years, noninterest expense was $4.2 million and $3.5 million, respectively, a $764,000 or 22.0% increase over the prior year. Compensation expense increased $344,000 principally due to additions to staff, including the Barnsdall employees, as well as normal salary increases, higher costs of stock incentive plans, and medical insurance costs. Occupancy expense increased $125,000 mostly as a result of the Bartlesville branch renovation, computer maintenance, and the addition of the Barnsdall branch. FDIC insurance expense increased $171,000, reflecting the expiration of a credit received by many financial institutions in a prior year, a higher deposit base, and the $69,000 special assessment. Data processing increased $44,000 because of technology upgrades and the addition of Barnsdall.

Income taxes were $608,000 for the fiscal year ended June 30, 2009, an increase of $456,000 over the prior fiscal year. Excluding the $516,000 tax benefit of the OTTI in the year ended June 30, 2008, income taxes decreased $60,000 from the prior year, reflecting a slight decrease in pretax income (excluding the OTTI charges).

Total assets increased $1.5 million from June 30, 2008, and as of June 30, 2009 were $158.3 million, reflecting an increase in interest-earning deposits with banks, partially offset by a slight decrease in loans.

Loans receivable totaled $100.6 million as of June 30, 2009, a decrease of $5.4 million from June 30, 2008. The decrease was principally due to refinancing of one- to four-family loans, many of which were sold in the secondary market. The Company’s asset quality ratios remain strong. Non-performing loans were .20% of total loans at June 30, 2009, compared to .04% as of June 30, 2008. The allowance for loan losses at June 30, 2009 was $463,000, and represented .46% of total loans. Net charge-offs for the twelve months ended June 30, 2009 were $37,000 compared to $16,000 in 2008. Deposits increased by $7.2 million, or 7.1%, from June 30, 2008 to $109.6 million as of June 30, 2009, due to higher municipal deposits. Federal Home Loan Bank advances totaled $20.7 million, a $600,000 decrease from June 30, 2008.

Stockholders’ equity decreased $5.8 million from June 30, 2008 to $24.8 million as of June 30, 2009. This decrease in stockholders’ equity was primarily due to the buyback of 452,500 shares ($3.6 million) of the Company’s common stock. The net loss for the period ended June 30, 2009 decreased equity by $1.6 million. In addition, the Company paid regular cash dividends of $954,000 (net of restricted stock dividends) during the period.

The Company also announced that its Board of Directors had declared its eleventh quarterly cash dividend of $.085 per share, payable August 17, 2009 to stockholders of record as of August 3, 2009. It is the Board of Directors’ current intention to pay dividends quarterly. The payment of future dividends, however, will be subject to the financial condition, earnings and capital requirements of the Company and the Bank.

On April 1, 2008, the Company’s wholly owned subsidiary, Osage Federal Bank, completed its acquisition of Barnsdall State Bank. Barnsdall State Bank had assets of $12.2 million and equity of $1.7 million at March 31, 2008. The results of this purchase are included in the Company’s financial statements beginning in the quarter ended June 30, 2008.

Osage Bancshares, Inc., through its subsidiary Osage Federal Bank, operates three offices and three automated teller machines in Osage and Washington Counties, Oklahoma. The Company’s stock is traded on the NASDAQ Global Market under the symbol OSBK.

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Sue A. Smith

Vice President and Chief Financial Officer
OSAGE BANCSHARES, INC.
918-333-8300

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